EXHIBIT 4.2

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Key Employee [name Optionee]
----------------------------

                            NONQUALIFIED STOCK OPTION
                                    UNDER THE
                      1997 OMNIBUS STOCK AND INCENTIVE PLAN
                                       for
                        CAPITAL SENIOR LIVING CORPORATION

     Effective as of ______________________ ("Date of Grant"), a Stock Option (the "Option") for a total of _______________ shares of common stock ("Shares") of Capital Senior Living Corporation. (the "Company"), is hereby granted to ____________________ (the "Optionee"), this Option being in all respects subject to the terms, definitions and provisions, of the 1997 Omnibus Stock and Incentive Plan For Capital Senior Living Corporation (the "Plan"), and all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Option.

         1. Option Price.  The Option Price is $____________for each Share.

         2. Vesting of Option Shares. Without limitation, the Shares subject to this Option shall vest in accordance with the following vesting schedule:

         (i) ____% of the Shares shown in the Section 1, on the __________ [i.e ____st anniversary of the Date of Grant, or Date of Hire etc].

         (ii)     _____% of the Shares shown in Section 1 on the ______________.

         (iii)    _____% of the Shares shown in Section 1 on the ______________.

         (iv through _________)

[Non "time" related vesting dates could be used in place of, or in conjunction with, the time related vesting dates. Could use things like (i) Company attains certain level of EPS, (ii) certain aspect of business (optionee responsible for) attains a targeted level of performance, (iii) Company stock hits a certain trading value, (iv) completion of a key long term project etc.]

         3. Exercisability of Option.

         [Optional] (i) Date on Which Option Becomes Exercisable. This Option, to the extent it is still in effect, shall be exercisable to the extent vested on or after ___________, [i.e. the ___th anniversary of the Date of Grant, the date on which the Company Shares are traded at $____, the date the Company's EPS for the preceding Quarter(year etc) is $_____ or greater, etc.] but only with respect to Shares which are vested at the date of exercise. [This is optional because, in many (possibly most) cases Options become immediately exercised after they vest. See (2) above.]

                  (ii) Method of Exercise. Without limitation, this Option shall be exercised by a written notice delivered to the Committee which shall:



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                           (a)  state the  election to  exercise the  Option and
the number of vested Shares in respect of which it is being exercised; and

                           (b)  be signed by the  person or persons  entitled to
exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise the Option.

                  (iii) Payment and Withholding. The Option Price of any Shares purchased, and any applicable withholding, shall be paid solely in cash [or, [at the option of the Company], the Option Price [and withholding] may be paid in whole or in part with Common Stock (including Shares)].

                  (iv) Issuance of Shares. Without limitation, no person shall be, or have any of the rights or privileges of, a holder of Shares subject to this Option unless and until certificates representing such Shares shall have been issued and delivered to such person. Without limitation, the Shares shall be issued subject to the agreements and undertakings described in Section 17 of the Plan.

                  (v) Surrender of Option. Upon exercise of this Option in whole or in part, if requested by the Company, the Optionee shall deliver this Option and any other written agreements executed by the Company and the Optionee with respect to this Option to the Company who shall endorse or cause to be endorsed thereon a notation of such exercise and return all agreements to the Optionee.

         4. Term of Option. Without limitation, [in addition to terminating in accordance with Section 9(a) of the Plan, the unexercised portion of this Option shall automatically terminate ____________ [i.e. ____ months [days] after termination of service, or on the ____th anniversary of the Date of Grant, etc.] the unexercised portion of this Option shall automatically terminate in accordance with the term of the Plan.

         5. Transferability of Option. This Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution [, except that it is transferable, in whole or in part, without payment of consideration, to members of the Optionee's Immediate Family, to trusts for such Immediate Family members, or to partnerships whose only partners are such Immediate Family members, or (b) except as prohibited by Rule 16b-3, to a person or other entity for which the Optionee is entitled to a deduction for a "charitable contribution" under Section 170(a)(i) of the Code (provided, in each such case that no further transfer by any such permitted transferee(s) shall be permitted); provided, further, that in each case the exercise of the Award will remain the power and responsibility of the Optionee and that so long as the Optionee lives, only Optionee (even if pursuant to the legal direction of the person to whom a charitable contribution has been made) or his guardian or legal representative shall have the rights set forth in this Option.].

         6. Interpretation. (a) If any provision of the Option is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Option shall be construed and enforced as if such provision had never been included in the Option.



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         (b)  This Option shall be governed by the laws of the State of Texas.

         (c) Headings contained in this Option are for convenience only and shall in no manner be construed as part of this Option.

         (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

Dated this __________ day of ___________________, 199__.


                                               CAPITAL SENIOR LIVING CORPORATION


                                               By:
                                                  ------------------------------


                                    OPTIONEE

         Optionee acknowledges receipt of a copy of the Plan, and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions of both the Option and the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee (as defined in the Plan) upon any questions arising under this Option or the Plan.

Dated this          day of              , 199   .
          ---------        ------------      ---



                                                --------------------------------
                                                Optionee



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